URANIUM 308 CORP.
2820 W. Charleston Blvd., Suite 22
Las Vegas, NV 89102

Symbol: URCO - OTCBB

NEWS RELEASE

URANIUM 308 CORP. ESTABLISHES CHARITABLE FOUNDATION

FLYING DRAGON MONGOLIAN-AMERICAN PHILANTHROPIC FOUNDATION
TO BENEFIT PEOPLE OF ERDENE SOUM, TUV AIMAG, MONGOLIA

October 23, 2007

Beijing, China - Uranium 308 Corp. (OTCBB: URCO) (The “Company”) is pleased to announce the establishment of the Flying Dragon Mongolian-American Philanthropic Foundation through its wholly owned Mongolian subsidiary, Mongolia Energy Ltd. (MEL). Through MEL, Uranium 308 Corp. controls the 196.38 sq. km Janchivlan uranium project about 70km southeast of the capital, Ulaanbaatar.

The Company is investing $200,000 to launch the charitable foundation, which will focus on supporting education and medical treatment in Erdene Soum, Tuv Aimag. Mongolia. (A soum is equivalent to a county; an aimag to a province.) Janchivlan is located in Erdene Soum and the foundation’s headquarters will be located in Erdene Soum.

Li Zifeng, has been named as Executive Chairman and will be responsible for guiding the development of Flying Dragon Mongolian-American Philanthropic Foundation. Lin Dong Hong, a director of Uranium 308 Corp., will act as an advisor to the foundation.

“As a responsible and caring mining company, Uranium 308 provides support that promotes the well being of people in the communities in which it operates,” said Mr. Li. “The foundation provides a vehicle for Uranium 308, through MEL, to have a positive impact on the lives of the people of Erdene Soum.”

The foundation will work in close consultation with the people of Erdene Soum to determine their priorities and the optimal methods for developing and delivering the support they need, according to Mr. Lin.

About Uranium 308 Corp.

Uranium 308 Corp. is a mineral exploration and development company engaged in the acquisition, exploration and development of large scale low-cost, high-value properties internationally. Uranium 308 Corp’s current primary focus is uranium exploration in Mongolia. www.uranium308corp.com

For more information, please contact: Investor Relations: 1-866-892-5232

FORWARD LOOKING STATEMENTS This news release may include "forward-looking statements" regarding Uranium 308 Corp., and its subsidiaries, business and project plans. Such forward looking statements are within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the United States Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor created by such sections. Where Uranium 308 Corp. expresses or implies an expectation or belief as to future events or results, such expectation or belief is believed to have a reasonable basis. However, forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Uranium 308 Corp. does not undertake any obligation to update any forward looking statement, except as required under applicable law.